                                                                     Exhibit 4.1
                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     Amendment No. 2, dated as of March 27, 2002 (this "Amendment"), to the Rights Agreement, dated as of December 14, 1998 (the "Rights Agreement"), by and between CRESTLINE CAPITAL CORPORATION, a Maryland corporation (the "Company") and THE BANK OF NEW YORK (the "Rights Agent"), as amended by that certain Amendment No. 1 to Rights Agreement by and between the Company and the Rights Agent, dated June 25, 1999 ("Amendment No. 1", and the Rights Agreement as so amended, the "Amended Rights Agreement").

                                    RECITALS

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Amended Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Amended Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

     WHEREAS, the Company has determined that it is necessary and desirable to supplement and amend the Amended Rights Agreement to give effect to certain matters set forth in a proposed Agreement and Plan of Merger between the Company, Barcelo Gestion Hotelera, S.L., a Spanish limited liability company ("Parent"), and Cowboy Acquisition Corporation, a Maryland corporation ("Sub");

     WHEREAS, the Board has determined that this amendment does not adversely affect the interests of the holder of Rights Certificates (other than an Acquiring Person or an Affiliate or Association of any such Person, as such terms are defined in the Amended Rights Agreement); and

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements made in the Amended Rights Agreement and this Amendment, the parties hereto agree as follows:

     1. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Amended Rights Agreement as amended hereby.

     2. Section 1(a) of the Amended Rights Agreement is hereby modified and amended to read in its entirety as follows:

          "(a) "Acquiring Person" shall mean any Person (as defined herein) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as defined herein) of 10% or more of the shares of Common Stock then outstanding, but shall not include (i) Barcelo Gestion Hotelera, S.L., a Spanish limited liability company ("Parent"), Cowboy Acquisition Corporation, a Maryland corporation ("Sub"), and any assignee of Parent or Sub permitted under the Agreement and Plan of Merger dated as of March 27, 2002, by and among Parent, Sub and the Company (the "Plan of Merger") or any Affiliate or Associate of Parent or Sub (such permitted assignees, Affiliates and Associates, together with Parent and Sub, "Barcelo"), provided, however, that Barcelo will become an "Acquiring Person" in the
     --------  -------
     event that Barcelo becomes the Beneficial Owner of an aggregate of 10% or more of the Common Stock then outstanding, other than pursuant to the terms of the Plan of Merger and actions associated therewith including the (x) the approval, execution or delivery of the Plan of Merger, and (y) the acceptance for payment and purchase of shares of Common Stock pursuant to the Plan of Merger and the consummation of the Merger, in each case in accordance with the terms of the Plan of Merger, as the same may be from time to time amended, (ii) any Person that on June 25, 1999 (the date of Amendment No. 1) was a Beneficial Owner of 10% or more of the shares of Common Stock then outstanding; provided, however, that such Person shall
                                    --------  -------
     nonetheless become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional share of Common Stock, (iii) the Company, (iv) any Subsidiary of the Company, or (v) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares so held. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 10% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become
                               --------  -------
     the Beneficial Owner of 10% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person" if such Person is then the Beneficial Owner of 10% or more of the Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person", then such Person shall not be deemed an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person"."

3. Section 1(k) of the Amended Rights Agreement is hereby amended by adding the following sentence to the end of the existing paragraph:

     "Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of
     (i) the approval, execution or delivery of the Plan of Merger, (ii) the acceptance for payment of shares of Common Stock pursuant to the Plan of Merger or (iii) the consummation of the Merger (as defined in the Plan of Merger), in each case in accordance with the terms of the Plan of Merger, as the same may be from time to time amended."

4. Section 1(ff) of the Amended Rights Agreement is hereby amended by adding the following sentence to the end of the existing paragraph:

     "Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Plan of Merger or (ii) the acceptance for payment of shares of Common Stock pursuant to the Plan of Merger (iii) the consummation of the Merger (as defined in the Plan of Merger), in each case in accordance with the terms of the Plan of Merger, as the same may be from time to time amended."

5. Section 7(a) of the Amended Rights Agreement is hereby modified and amended to read in its entirety as follows:

     "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly and properly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one-thousandth of a share of Series A Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earlier of (i) the close of business on December 13, 2008 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged (the "Exchange Date") as provided in
     Section 24 hereof, (iv) the time at which the Rights expire pursuant to
     Section 13(d) hereof, or (v) immediately prior to the Effective Time of the Merger (as defined in the Plan of Merger) (the earliest of (i), (ii),
     (iii), (iv) and (v) being herein referred to as the "Expiration Date")."

6. Section 11(a)(ii) of the Amended Rights Agreement is hereby amended by adding the following sentence to the end of the existing paragraph:

     "Notwithstanding anything in this Agreement to the contrary, no Section 11(a)(ii) Event shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Plan of Merger, (ii) the acceptance for payment and purchase of shares of Common Stock pursuant to the Plan of Merger or (iii) the consummation of the Merger (as defined in the Plan of Merger), in each case in accordance with the terms of the Plan of Merger, as the same may be from time to time amended."

7. Section 13(a) of the Amended Rights Agreement is hereby amended by adding the following sentence to the end of the existing paragraph:

     "Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (x) through (z) of the first sentence of
     Section 13(a) shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Plan of Merger, (ii) the acceptance for payment and purchase of shares of Common Stock pursuant to the Plan of Merger or (iii) the consummation of the Merger (as defined in the Plan of Merger), in each case in accordance with the terms of the Plan of Merger, as the same may be from time to time amended."

8. The Summary of Rights attached as Exhibit B to the Amended Rights Agreement is amended by deleting the existing Exhibit B and substituting in its place the Exhibit B attached hereto.

9. Except as expressly amended hereby, the Amended Rights Agreement remains in full force and effect in accordance with its terms and shall be binding upon all parties thereto in all respects and is hereby ratified and confirmed.

10. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes to be governed by and construed in accordance with the laws of such State.

11. This Amendment may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same amendment.

12. Except as expressly set forth herein, this Amendment to the Amended Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST                                      CRESTLINE CAPITAL CORPORATION



By:  /s/ Tracy M.J. Colden                         By:  /s/ Bruce D. Wardinski
  --------------------------------                   ---------------------------
Name:   Tracy M.J. Colden                   Name:  Bruce D. Wardinski
Title:  Secretary                           Title: President and Chief
                                                   Executive Officer

ATTEST                                      THE BANK OF NEW YORK



By: /s/ John Poplasky                       By:  /s/ John I. Sivertsen
  --------------------------------             ---------------------------------
Name:    John Poplasky                      Name:  John I. Sivertsen
Title:   Assistant Vice President           Title: Vice President

                                                                       EXHIBIT B

                          SUMMARY OF RIGHTS TO PURCHASE
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     On December 11, 1998, the Board of Directors of CRESTLINE CAPITAL CORPORATION (the "Company") declared effective on December 14, 1998 a dividend distribution of one right ("Right") for each outstanding share of common stock (the "Common Stock") of the Company. The distribution is payable to stockholders of record on December 15, 1998. Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock ("Preferred Stock") at a price of $65.00 per one one-thousandth share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of December 14, 1998 and amended as of June 25, 1999, ("Amendment No. 1") and amended as of March 27, 2002 ("Amendment No. 2"), (as amended, the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

     Initially, the Rights will be attached to all certificates representing shares of Common Stock then outstanding, and no separate certificates evidencing the Rights will be distributed. The Rights will separate from the Common Stock and a distribution of Rights Certificates (as defined below) will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") (except for stockholders who owned 10% or more of the outstanding shares of Common Stock as of June 25, 1999, the date of Amendment No. 1, provided no additional shares of Common Stock are acquired), or (ii) 10 business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 10% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"). In addition, the Rights Agreement contains exceptions for acquisitions by (i) Barcelo Gestion Hotelera, S.L., a Spanish limited liability company ("Parent"), Cowboy Acquisition Corporporation, a Maryland corporation and wholly owned subsidiary of Parent ("Sub"), solely to the extent that Parent, its Affiliates and Associates, or Sub become Beneficial Owners of 10% of more of the shares of Common Stock then outstanding pursuant to the terms of the Plan of Merger, (ii) the Company, (iii) any subsidiary of the Company and (iv) any employee benefit plan of the Company or any subsidiary of the Company or any person holding shares of Common Stock for or pursuant to the terms of any such benefit plan. For purposes of the Rights Agreement, a person shall not be deemed to beneficially own "Exempt Shares" which include (i) shares of Common Stock that are received pursuant to the distribution by Host Marriott Corporation (the "Distribution") of the shares of Common Stock of the Company to the holders of shares of common stock, par value $1.00 per share of Host Marriott Corporation ("HM Common Stock") held of record on the record date fixed for the distribution, provided that such shares of HM Common Stock were beneficially owned by such person on February 3, 1989, and owned continuously thereafter until the Distribution; (ii) certain shares of Common Stock which were acquired by a person pursuant to a gift, bequest, inheritance or distribution from a trust or from a corporation controlled by such person where such shares of Common Stock were Exempt Shares immediately prior to such acquisition; and (iii) certain shares of Common Stock which were acquired by a person as a result of a stock dividend, stock distribution or recapitalization, in respect of Exempt Shares only.

     Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates, and will be transferred with and only with the Common Stock certificates, (ii) new Common Stock certificates issued after December 15, 1998 upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     Pursuant to Amendment No. 2 to the Rights Agreement, neither the approval, execution or delivery of the Plan of Merger by the Company or the acceptance for payment and purchase of the Company's Common Stock pursuant to the Plan of Merger, or consummation of the Merger (as defined in the Plan of Merger) will result in a Stock Acquisition Date.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 13, 2008, unless earlier redeemed or exchanged by the Company as described below or earlier terminated immediately prior to the consummation of the Merger pursuant to the Plan of Merger. The Rights will not be exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights has not been obtained or is not obtainable.

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that a Person becomes the beneficial owner of 10% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which the Board of Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will, after the end of a redemption period referred to below, have the right (subject to the ownership limit and the other ownership restrictions contained in the Company's Charter) to exercise the Right by purchasing, for an amount equal to the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times such amount. Notwithstanding any of the foregoing, following the occurrence of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall, after the expiration of the redemption period referred to below, have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

     At any time after a person or group of affiliated or associated persons becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     The Purchase Price payable, and the number of one one-thousandths of a share of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     In general, the Board of Directors of the Company, may cause the Company to redeem the Rights in whole, but not in part, at any time during the period commencing on December 14, 1998, and ending on the tenth day following the Stock Acquisition Date, as such period may be extended or shortened by the Board of Directors (the "Redemption Period") at a price of $.005 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights will require the concurrence of two-thirds of the Board of Directors. After the Redemption Period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.005 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be subject to federal taxation to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

     WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Dated as of _____________, ____

ATTEST:                                     CRESTLINE CAPITAL CORPORATION


By: ____________________________________    By:
____________________________________
     Name:                                      Name:
     Title:                                     Title:

 COUNTERSIGNED:

 THE BANK OF NEW YORK

 By: ____________________________________
 Name: Title: